VALHI DECLARES QUARTERLY DIVIDEND

DALLAS, TEXAS . . . August 9, 2013 . . . Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has declared a regular quarterly dividend of five cents ($0.05) per share on its common stock, payable on September 26, 2013 to stockholders of record at the close of business on September 5, 2013.

Valhi, Inc. is engaged in the titanium dioxide products, component products (security products and marine components) and waste management industries.

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